EXHIBIT 11

                              MARK IV INDUSTRIES, INC.
               STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                   (Amounts in Thousands, Except Per Share Data)

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                                                        For the Fiscal Year Ended
                                                        the Last Day of February

Primary Earnings Per Share                          1995          1994      1993

Primary Shares Outstanding:
 Weighted average number of shares outstanding     48,586        44,605    44,092
 Net effect of dilutive stock options (1)             405           332       347
    Total                                          48,991        44,937    44,439

Income from continuing operations                $ 67,900      $ 51,100   $39,100
Income per share from continuing operations (2)  $   1.39      $   1.14   $   .88
Income from discontinued operations              $    -        $    -     $ 3,600
Income per share from discontinued
 operations (2)                                  $    -        $    -     $   .08
Loss from extraordinary items                    $ (1,100)     $(21,700)  $(3,700)
Loss per share from extraordinary items (2)      $   (.02)     $   (.48)  $ ( .08)
Loss from cumulative accounting change           $    -        $(26,000)  $   -
Loss per share from cumulative
 accounting change (2)                           $    -        $   (.58)  $   -


Fully-diluted Earnings Per Share
Fully-diluted Shares Outstanding:
  Weighted average number of shares
   outstanding                                     48,586        44,605    44,092
  Shares issuable upon conversion of the
   Company's 6-1/4% Convertible Subordinated
   Debentures                                       6,002         8,348     8,348
  Net effect of dilutive stock options (1)            428           332       400
    Total                                          55,016        53,285    52,840
Income from continuing operations                $ 67,900      $ 51,100   $39,100
Interest, net of tax effect, for 6-1/4%
 Convertible Subordinated Debentures                3,200         4,400     4,700
Income applicable to fully diluted shares        $ 71,100      $ 55,500   $43,800
Income per share from continuing operations      $   1.29      $   1.04   $   .83
Income from discontinued operations              $    -        $    -     $ 3,600
Income per share from discontinued operations    $    -        $    -     $  (.07)
Loss from extraordinary items                    $ (1,100)     $(21,700)  $(3,700)
Loss per share from extraordinary items          $   (.02)     $   (.41)  $  (.07)
Loss from cumulative accounting change           $    -        $(26,000)  $   -
Loss per share from  cumulative accounting
 change                                          $    -        $   (.48)  $
_________________


(1) The net effects for fiscal 1995, 1994 and 1993 are based upon the treasury stock method using average market prices during the periods for the primary amounts, and the higher of the average market prices or the market price at year-end for the fully-diluted amounts.

(2) Primary earnings per share for fiscal 1995, 1994 and 1993 have been reported on the Company's financial statements based only upon the shares of common stock outstanding, since the dilutive effect of the stock options is not considered to be material.

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